SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. )

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                 Chicago Mercantile Exchange Holdings Inc.
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              (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         On or about March 14, 2002, the following communication was distributed to owners of shares of Class B-2 common stock of Chicago Mercantile Exchange Holdings Inc.:


                           Patrick B. Lynch (PBL)
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        Independent trader * 30 South Wacker Drive 7th Floor North *
                         Chicago, Illinois, 60606
                               plynch@cme.com

Dear B2 (IMM) Shareholder,

During the past two years that I have served on the Board of Directors of the Chicago Mercantile Exchange we have experienced dramatic changes to our business. The CME has chosen to evolve and adapt to the changing landscape to take advantage of the future and maximize shareholder value. Opportunity and innovation will continue to be the backbone of the CME. I have given input and pushed to point the CME in this direction with the underlining goal of achieving long-term growth of our products.

The key strengths of the CME lie in two major areas: Clearing and the pool of liquidity providers that we have on the floor. With the various counter party defaults and credit worthiness issues that are appearing in today's business circle, it casts a bright light onto our Clearing House and Clearing 21 software. Our large pool of liquidity providers facilitates risk to be transferred with speed and efficiency. The combination for these two make an excellent base to build on.

I want the CME to be much more than the pre-eminent processing plant for futures trading. We need to continue the innovation of new products. This creativity will bring opportunity for growth in providing "value" in new markets and new ideas for our customers. This type of innovation will be a strong competitive advantage in our business arena. We must insure that our innovation is not stifled or we may be destined to be viewed as a utility company.

The critical issue at hand is assuring that the CME's position is to allow a fair competition for the venue where our products will trade in the future. The covenants approved by our shareholders, from our demutalization vote, states that this is to be done by supporting each platform with the needed resources to actively function. To make predetermined assumptions about open outcry is wrong. It is imperative that we have a Darwinist "survival of the fittest" environment between the floor and electronic trading. No one knows when or even if a floor may become obsolete. The market will definitely tell us what to do, as it plays no favorites. We must allow for natural selection to occur for the evolution of the healthiest and strongest platform to emerge and the move to embrace it. Be it open outcry, computer or hybrid.

Don't underestimate the value of the liquidity that is provided by our local population. For the CME to achieve a dominant position in risk transfer going forward, it is crucial that we have these market makers continue to participate in the liquidity process. I would be against a forced migration to the screen trade and to increase the costs of the speculator is a monumental mistake. Locals are able to make tight markets in a cost-effective way currently in the open outcry platform. Our products are only as good as the depth and size of volume that is in each market at each tick. Management must keep the liquidity provider's cost the same if a move occurs to the electronic platform.

I am the only local on the Clearing House Risk Committee this past year, assuring that management gets a different view on some issues. My undergraduate degree in finance has helped immensely as we look at complex financial models for the CME's future in the form of strategic and business models. My strong understanding of accounting has also been invaluable, as the Board regularly debates issues regarding our balance sheet, future capital expenditures, and potential business ventures. I have the skill sets that are needed for a Board member to really contribute and make a difference in a progressive CME. I hope to continue to work for you on the Board with your support.

                                            Sincerely,


                                           /s/ Patrick Lynch
                                           Patrick B. Lynch


******
On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

This letter has been prepared and distributed solely by the candidate. The views and opinions expressed herein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.